[KPMG LLP LETTERHEAD]







The Board of Directors and Stockholders
DNB Financial Corporation


We consent to incorporation by reference in the registration statement (No. 333-78913) on Form S-8 of DNB Financial Corporation of our report dated January 19, 2001, relating to the consolidated statements of financial condition of DNB Financial Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report incorporated by reference in the Form 10-K of DNB Financial Corporation.

/s/ KPMG LLP

KPMG LLP
March 21, 2001
Philadelphia, Pennsylvania